Chuy’s Holdings, Inc. Announces Fourth Quarter and Year-End 2015 Financial Results

AUSTIN, Texas, March 1, 2016 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 27, 2015.
Highlights for the fourth quarter ended December 27, 2015 were as follows:
Revenue increased 14.9% to $71.0 million from $61.8 million in the fourth quarter of 2014.

•	Comparable restaurant sales increased 3.2% as compared to the same period in 2014, the 22nd consecutive quarter of comparable restaurant sales growth.

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GAAP net income was $0.2 million, or $0.01 per diluted share, compared to GAAP net income of $2.3 million, or $0.14 per diluted share, in the fourth quarter of 2014. Fourth quarter 2015 results included a $4.4 million pre-tax, non-cash loss on asset impairment related to three restaurants.

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Adjusted net income(1), which excludes the non-cash loss on asset impairment (net of tax), increased 28.7% to $3.0 million, or $0.18 per diluted share compared to GAAP net income of $2.3 million, or $0.14 per diluted share in the same period in 2014.

•	Restaurant-level EBITDA(1) increased 34.5% to $13.0 million from $9.6 million in the fourth quarter of 2014.

•	Four new restaurants opened during the fourth quarter of 2015.
Highlights for the fiscal year ended December 27, 2015 were as follows:

•	Revenue increased 17.1% to $287.1 million from $245.1 million in the 2014 fiscal year.

•	Comparable restaurant sales increased 3.1% as compared to the same period in 2014.

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GAAP net income was $12.9 million, or $0.77 per diluted share, compared to $11.5 million, or $0.69 per diluted share during the 2014 fiscal year. Fiscal year 2015 results included a $4.4 million pre-tax, non-cash loss on asset impairment related to three restaurants.

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Adjusted net income(1), which excludes the non-cash loss on asset impairment (net of tax), increased 36.2% to $15.6 million, or $0.93 per diluted share compared to GAAP net income of $11.5 million, or $0.69 per diluted share during the 2014 fiscal year.

•	Restaurant-level EBITDA(1) increased 33.0% to $56.5 million from $42.5 million in the 2014 fiscal year.

•	A total of ten new restaurants opened during 2015.

(1)
Adjusted net income and restaurant-level EBITDA are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level EBITDA to GAAP net income see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We’re pleased to have completed a successful year of growth at Chuy’s that resulted in restaurant-level EBITDA growth of approximately 33% and adjusted net income growth of approximately 36%. Key operating initiatives adopted during 2015 were instrumental in maintaining the consistency of our comparable store sales, which now stands at 22 straight quarters of growth, as well as driving over a 200 basis point increase in our restaurant-level EBITDA margin.”
Hislop added, “During 2015 we successfully expanded our store base 17% with the addition of 10 new Chuy’s locations during the year and while it’s still early, we are very pleased with the initial results of this class. With a long runway of growth ahead, we are excited about the opportunities to grow the Chuy’s brand and bring our distinct menu of authentic, freshly prepared Mexican and Tex-Mex-inspired foods to a wider audience, while enhancing long-term value for our shareholders.”
Fourth Quarter 2015 Financial Results
Revenue increased 14.9% to $71.0 million in the fourth quarter of 2015 compared to $61.8 million in the fourth quarter of 2014. The increase was primarily driven by $8.8 million in incremental revenue from an additional 107 operating weeks provided by 11 new restaurants opened during and subsequent to the fourth quarter of 2014. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 3.2% during the fourth quarter of 2015 as compared to the fourth quarter of 2014. The increase in comparable sales was driven by a 3.2% increase in average check and flat average weekly customers. Comparable restaurant sales and average weekly customers were negatively affected by approximately 60 basis points during the fourth quarter of 2015 due to Halloween shifting from Friday to Saturday and Christmas shifting from Thursday to Friday. The comparable restaurant base consisted of 51 restaurants during the fourth quarter of 2015.
Total restaurant operating costs as a percentage of revenue decreased to 81.7% in the fourth quarter of 2015 from 84.4% in the fourth quarter of 2014. This decrease was driven primarily by the impact of lower food costs as a percentage of revenue, particularly grocery, dairy and chicken costs and lower labor costs as a percentage of revenue related to increased efficiencies gained from internal initiatives. The decrease was partially offset by higher occupancy costs.
During the fourth quarter of 2015, the Company incurred a non-cash loss on asset impairment charge of $4.4 million related to three restaurants.
Income tax was a benefit of $0.3 million in the fourth quarter of 2015, compared to expense of $0.6 million the fourth quarter of 2014. The tax benefit in the fourth quarter of 2015 was due primarily to the tax impact of the non-cash loss on asset impairment being recorded at the Company’s incremental tax rate of 36.9%. Excluding the impact of the non-cash loss on asset impairment, the Company’s effective tax rate increased to 30.7% during the fourth quarter of 2015 from 21.5% for the comparable quarter of 2014.

As a result of the foregoing, GAAP net income in the fourth quarter of 2015 was $0.2 million, or $0.01 per diluted share, compared to GAAP net income of $2.3 million, or $0.14 per diluted share, for the fourth quarter of 2014.
Adjusted net income increased 28.7% to $3.0 million, or $0.18 per diluted share in the fourth quarter of 2015 compared to GAAP net income of $2.3 million, or $0.14 per diluted share for the fourth quarter of 2014. Please see the reconciliation from GAAP net income to adjusted net income in the accompanying financial tables.
Development Update
During the fourth quarter, four new Chuy’s restaurants were opened - in Tuscaloosa, Alabama; Columbus and Beavercreek, Ohio; and Orlando, Florida. Subsequent to the end of the fourth quarter, one additional Chuy’s restaurant was opened in Woodbridge, Virginia.
Amendment to Existing Credit Agreement
On October 30, 2015, the Company entered into a first amendment to its existing $25 million revolving credit agreement dated November 12, 2012 with Wells Fargo Bank, N.A. The amendment extends the maturity date of the credit agreement to October 30, 2020 from November 30, 2017 and revises the applicable margins and leverage ratios that determine the commitment fees and interest rates payable by the Company under the credit agreement. Additionally, the Company retains its ability to request an increase in the size of the facility from its existing $25 million to $50 million. For additional information regarding the amendment see our Current Report on Form 8-K filed on November 3, 2015.
2016 Outlook
The Company expects 2016 diluted net income per share of $1.01 to $1.05. This compares to diluted adjusted net income per share of $0.93 in 2015. The net income guidance for fiscal year 2016 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.0%;

•	Restaurant pre-opening expenses of $5.0 million to $5.9 million;

•	General and administrative expense of $17.2 million to $17.8 million;

•	An effective tax rate of 29% to 31%;

•	The opening of 11 to 13 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of $33.0 million to $38.0 million; and

•	Annual weighted average diluted shares outstanding of 16.8 million to 16.9 million shares.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter of 2015 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 800-378-6902 or for international callers by dialing 913-312-0862. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 3300974. The replay will be available until March 8, 2016. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 70 full-service restaurants across 14 states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level EBITDA, restaurant-level EBITDA margin, and adjusted net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, non-cash loss on asset impairment, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

Adjusted net income represents our net income plus the non-cash loss on asset impairment and its related tax impact in the fourth quarter of 2015. The Company believes the use of adjusted net income provides additional information to enable the Company and its investors to facilitate year-over-year performance comparison and a comparison to the performance of the Company’s peers.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Revenue	$70,961	$61,759	$287,062	$245,101

Costs and expenses:
Cost of sales	18,666	17,541	75,686	69,159
Labor	23,711	21,386	93,625	82,665
Operating	10,220	8,775	39,954	33,897
Occupancy	4,870	4,027	19,019	15,167
General and administrative	3,720	2,955	16,176	11,693
Marketing	529	392	2,249	1,719
Restaurant pre-opening	1,543	806	4,417	4,539
Loss on asset impairment	4,360	—	4,360	—
Depreciation and amortization	3,405	2,892	12,827	10,310
Total costs and expenses	71,024	58,774	268,313	229,149
(Loss) income from operations	(63)	2,985	18,749	15,952
Interest expense	17	47	110	124
(Loss) income before income taxes	(80)	2,938	18,639	15,828
Income tax (benefit) expense	(299)	631	5,743	4,337
Net income	$219	$2,307	$12,896	$11,491

Net income per common share: basic	$0.01	$0.14	$0.78	$0.70
Net income per common share: diluted	$0.01	$0.14	$0.77	$0.69

Weighted-average shares outstanding: Basic	16,484,614	16,440,906	16,470,278	16,427,732
Weighted-average shares outstanding: Diluted	16,780,676	16,697,884	16,739,387	16,709,471

Reconciliation of GAAP net income and net income per share to adjusted results:

	Quarter Ended		Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net income as reported	$219	$2,307	$12,896	$11,491
Loss on asset impairment	4,360	—	4,360	—
Income tax effect on adjustment (1)	(1,611)	—	$(1,611)	—
Adjusted net income	$2,968	$2,307	$15,645	$11,491

Net income per common share: basic	$0.18	$0.14	$0.95	$0.70
Net income per common share: diluted	$0.18	$0.14	$0.93	$0.69

Weighted-average shares outstanding: Basic	16,484,614	16,440,906	16,470,278	16,427,732
Weighted-average shares outstanding: Diluted	16,780,676	16,697,884	16,739,387	16,709,471

(1)	Reflects the tax expense associated with the adjustment for the loss on asset impairment. The tax rate is based on the Company’s incremental tax rate.

Reconciliation of GAAP net income to restaurant-level EBITDA:

	Quarter Ended		Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014

Net income as reported	$219	$2,307	$12,896	$11,491
Income tax provision	(299)	631	5,743	4,337
Interest expense	17	47	110	124
General and administrative	3,720	2,955	16,176	11,693
Restaurant pre-opening expenses	1,543	806	4,417	4,539
Loss on asset impairment	4,360	—	4,360	—
Depreciation and amortization	3,405	2,892	12,827	10,310
Restaurant-level EBITDA	$12,965	$9,638	$56,529	$42,494

Restaurant-level EBITDA margin (1)	18.3%	15.6%	19.7%	17.3%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	December 27, 2015	December 28, 2014
Cash and cash equivalents	$8,529	$3,815
Total assets	200,461	179,212
Long-term debt	—	8,750
Total stockholders’ equity	133,057	118,188

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com